Exhibit 3(ii)

RESOLUTIONS

OF

BOARD OF DIRECTORS

OF

POTOMAC BANCSHARES, INC.

WHEREAS, the Board of Directors of this Corporation has determined that it is in the best interests of the Corporation to clarify the timeframes for shareholder nominations for the Board of Directors; and

WHEREAS, Article III, Section 2 of the Bylaws of this Corporation addresses nominations for the Board of Directors; and

WHEREAS, the Board of Directors of this Corporation deems it to be in the best interests of this Corporation and its shareholders to amend Article III, Section 2 of the Bylaws of the Corporation to clarify the procedure for shareholder nominations.

NOW, THEREFORE, BE IT

RESOLVED, that Article III, Section 2 of the Bylaws of this Corporation be, and the same hereby is, amended to add the following to the end thereof:

Nominations for election to the Board of Directors other than those made by or on behalf of the existing management of the Corporation, shall be made by a shareholder in writing delivered or mailed to the President not less than fourteen days nor more than fifty days prior to the meeting called for the election of directors; provided, however, that if less than twenty-one days' notice of the meeting is given to shareholders, the nominations shall be mailed or delivered to the President not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. The notice of nomination shall include: (a) name and address of proposed nominee(s); (b) principal occupation of nominee(s); (c) total shares to be voted for each nominee; (d) name and address of notifying shareholder; and (e) number of shares owned by notifying shareholder. Nominations not made in accordance with these requirements may be disregarded by the Chairman of the meeting and in such case the votes cast for each such nominee shall likewise be disregarded.

AND BE IT

FURTHER RESOLVED, that the foregoing amendment shall be effective on the date that the office of the West Virginia Division of Banking indicates its approval or lack of objection to the amendment.

AND BE IT

FURTHER RESOLVED, that the proper officers of this Corporation be, and they hereby are, authorized, empowered and directed to take such steps and actions and to execute and deliver such documents, writings and papers as they, on the advice of counsel, deem necessary or advisable to carry out the full force and effect of the foregoing resolutions.